EXHIBIT 99.1


Contact: Susan B. Railey                                FOR IMMEDIATE RELEASE
         (301) 468-3120
         Sharon Bramell
         (301) 231-0351

                   AIM 84 REPORTS SECOND QUARTER NET EARNINGS
                             OF SEVEN CENTS PER UNIT
                           --------------------------

     ROCKVILLE, MD, August 13, 2003 -- (AMEX/AIA) -- American Insured Mortgage Investors (AIM 84), a liquidating partnership that holds investments in government insured multifamily mortgages, reported net earnings for the three months ended June 30, 2003 of approximately $772,000 (seven cents per unit) compared to approximately $408,000 (four cents per unit) for the three months ended June 30, 2002. Net earnings for the six months ended June 30, 2003 were approximately $2.6 million (25 cents per unit) compared to approximately $804,000 (eight cents per unit) for the same period last year.

     Net earnings increased for the three and six months ended June 30, 2003 as compared to the corresponding periods in 2002 primarily due to an increase in gains on mortgage dispositions and interest and other income, partially offset by a decrease in mortgage investment income. AIM 84 recognized gains of approximately $1.5 million from the assignment of three mortgages during the first quarter of 2003 and recognized a gain of approximately $532,000 from the assignment of one mortgage in the second quarter of 2003. No gains or losses were recognized during the first six months of 2002. Mortgage investment income decreased primarily due to a reduction in the Partnership's mortgage base. Interest and other income increased primarily due to interest earned on debentures received from HUD.

     As of June 30, 2003, the Partnership's investments included four fully insured mortgages and three debentures with an aggregate amortized cost of approximately $14.9 million, a face value of approximately $15.8 million, and a fair value of approximately $15.8 million. The four mortgages have been put to HUD under the Section 221 program of the National Housing Act, of which one assignment was approved by HUD in July 2003. As of August 1, 2003, AIM 84 has not received approval from HUD for the remaining three assignments. AIM 84 will continue to accrue interest on the mortgages until the debentures are transferred to the mortgagee and AIM 84 begins receiving the debenture interest.

     As the Partnership continues to liquidate its mortgage investments and investors receive distributions of return of capital and taxable gains, investors should expect a reduction in earnings and distributions due to the decreasing mortgage base. Early prepayment by HUD of some or all of the debentures, or a sale of some or all of the debentures by the Partnership, may effect an early termination and dissolution of AIM 84 before the stated termination date of December 31, 2008. Upon the termination and liquidation of the Partnership, distributions to unitholders will be made in accordance with the terms of its Partnership Agreement, as amended, which is not based on GAAP. As a result, it is likely that the amounts that unitholders receive upon termination and liquidation of AIM 84 will be substantially lower than the amounts reflected in the Partnership's financial statements.

                       AMERICAN INSURED MORTGAGE INVESTORS

                              STATEMENTS OF INCOME
                                   (Unaudited)

                                                       For the three months ended          For the six months ended
                                                                June 30,                           June 30,
                                                     ------------------------------     ------------------------------
                                                         2003             2002              2003             2002
                                                     -------------    -------------     -------------    -------------
Income:
  Mortgage investment income                         $     153,607    $     504,602     $     432,573    $   1,011,064
  Interest and other income                                154,110            2,449           216,541            6,583
                                                     -------------    -------------     -------------    -------------
                                                           307,717          507,051           649,114        1,017,647
                                                     -------------    -------------     -------------    -------------

Expenses:
  Asset management fee to related parties                   17,491           54,084            47,736          108,168
  General and administrative                                50,492           45,419           101,272          105,658
                                                     -------------    -------------     -------------    -------------
                                                            67,983           99,503           149,008          213,826
                                                     -------------    -------------     -------------    -------------

Net earnings before gains on mortgage dispositions         239,734          407,548           500,106          803,821

Gains on mortgage dispositions                             531,862                -         2,073,186                -
                                                     -------------    -------------     -------------    -------------

Net earnings                                         $     771,596    $     407,548     $   2,573,292    $     803,821
                                                     =============    =============     =============    =============

Net earnings allocated to:
  Limited partners - 97.1%                           $     749,220    $     395,729     $   2,498,667    $     780,510
  General Partner - 2.9%                                    22,376           11,819            74,625           23,311
                                                     -------------    -------------     -------------    -------------
                                                     $     771,596    $     407,548     $   2,573,292    $     803,821
                                                     =============    =============     =============    =============

Net earnings per unit of limited
  partnership interest - basic                       $        0.07    $        0.04     $        0.25    $        0.08
                                                     =============    =============     =============    =============

Limited partnership units outstanding - basic           10,000,125       10,000,125        10,000,125       10,000,125
                                                        ==========       ==========        ==========       ==========


Balance Sheet Data:                                                                       June 30,        December 31,
                                                                                            2003             2002
                                                                                        -------------    -------------
Investment in insured mortgages                                                         $   5,838,831    $  15,474,110
Investment in debentures                                                                    8,989,212                -
Total assets                                                                               17,053,269       18,407,929
